Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Fourth Quarter and Record 2011 Earnings

Syracuse, NY, January 26, 2012—Alliance Financial Corporation (“Alliance” or the “Company”) (NasdaqGM: ALNC), the holding company for Alliance Bank, N.A., announced today net income of $2.8 million or $0.60 per diluted share for the quarter ended December 31, 2011, compared with the $2.8 million or $0.59 per diluted share in the year-ago quarter. Net income was $3.7 million or $0.77 per diluted common share in the third quarter of 2011. Net income in the third quarter of 2011 included securities gains, netted against a fixed asset write-down, of $472,000 after tax or $0.10 per diluted share.

Net income for the year ended December 31, 2011 increased 14.4% to $13.3 million or $2.80 per diluted share, compared with $11.6 million or $2.48 per diluted share in 2010.

Jack H. Webb, President and CEO of Alliance said, “We set a record for net income in 2011 for the fifth year in a row, while at the same time maintaining a strong balance sheet with very good asset quality and capital ratios. Revenues were pressured in 2011 due to a decline in assets and net interest margin; however, our disciplined expense control combined with lower loan loss provisions more than offset the impact of lower revenue in 2011. Our capital ratios increased in 2011 through earnings retention and effective capital management, and are well above regulatory minimums for well-capitalized institutions.”

Webb added, “We originated more than $250 million of credit to consumers and businesses in Central New York in 2011. In the aggregate, over the past four years we provided more than $1 billion in loans to qualified borrowers in Central New York, in what continues to be a challenging lending environment. We remain committed to meeting the credit needs of qualified borrowers in our market; however, consistent with the financial sector as a whole, loan growth and revenue growth in the current operating environment will likely remain under pressure as weak economic conditions and low interest rates are expected to continue to weigh on loan demand and our net interest margin.”

Balance Sheet Highlights

Total assets were $1.4 billion at December 30, 2011, which was a decrease of $21.7 million from the end of the third quarter. Total loans and leases (net of unearned income) were virtually unchanged in the fourth quarter, as a decrease in our residential mortgages and continuing amortization of our lease portfolio was offset by growth in commercial loans and mortgages. Securities available-for-sale decreased $34.8 million during the quarter as we did not reinvest cash flows from the portfolio.

Total assets decreased $45.5 million or 3.1% from the end of 2010 as loans and leases, net, decreased $25.8 million and securities available-for-sale decreased $40.1 million. The Company’s commercial lending business performed well in 2011, with the commercial portfolio increasing $28.4 million or 11.4% during the year. The residential mortgage and indirect auto loan portfolios declined approximately $18 million and $17 million, respectively, in 2011 due to soft market conditions and low interest rates, while our lease portfolio decreased $17 million as we continue to wind down this portfolio.

Loan originations (excluding lines of credit) totaled $91.0 million in the fourth quarter, compared with $92.5 million in the year-ago quarter and $59.5 million in the third quarter of 2011. Loan originations in 2011 totaled $255.3 million, compared with $284.1 million in 2010.

Commercial loans and mortgages increased $19.0 million in the fourth quarter and totaled $278.3 million at December 31, 2011. Originations of commercial loans and mortgages in the fourth quarter (excluding lines of credit) totaled $31.3 million, compared with $38.5 million in the year-ago quarter and $10.3 million in the third quarter of 2011. Originations in 2011 totaled $75.9 million compared with $80.4 million in 2010.

Residential mortgages outstanding at December 31, 2011 were $316.8 million, which was a decrease of $12.0 million from the end of the third quarter of 2011. Originations of residential mortgages totaled $40.8 million in the fourth quarter of 2011, compared with $38.6 million in the year-ago quarter and $30.5 million in the third quarter of 2011. Originations totaled $107.5 million in 2011, compared with $119.7 million in 2010. The Company sold approximately 57% of its 2011 residential mortgage originations in connection with its balance sheet management activities.

Indirect auto loan balances were $158.8 million at the end of the fourth quarter, which was a decrease of $2.8 million from the end of the third quarter of 2011. The Company originated $17.9 million of indirect auto loans in the fourth quarter, compared with $14.5 million in the year-ago quarter and $17.9 million in the third quarter of 2011. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

Leases (net of unearned income) decreased $3.2 million in the fourth quarter and $16.8 million for the year as a result of the Company’s previously announced decision to cease new lease originations.

The Company’s investment securities portfolio totaled $374.3 million at December 31, 2011, which was a decrease of $34.8 million from the end of the third quarter. The Company substantially reduced new securities purchases to manage our interest-rate risk, given the very low yields available for the types of shorter-duration, non-corporate securities in which the Company invests. The securities portfolio is expected to decline in coming quarters absent an upturn in interest rates that would make the returns on shorter-duration securities more attractive.

The breakdown of the securities portfolio at December 31, 2011 was 76% government-sponsored entity- guaranteed mortgage-backed securities, 22% municipal securities, and 1% obligations of U.S. government-sponsored corporations. Mortgage-backed securities, which totaled $285.7 million at December 31, 2011, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the U.S. government. The Company’s municipal securities portfolio, which totaled $82.3 million at the end of the fourth quarter, is primarily comprised of highly rated general obligation bonds issued by local municipalities in New York State.

Deposits decreased $25.0 million in the fourth quarter due to seasonal municipal deposit outflows, and totaled $1.1 billion at December 30, 2011.

Shareholders’ equity was $144.0 million at December 31, 2011, compared with $143.1 million at the end of the third quarter. Net income for the quarter increased shareholders’ equity by $2.8 million and was partially offset by common stock dividends declared of $1.5 million or $0.31 per common share.

The Company’s Tier 1 leverage ratio was 9.09% and its total risk-based capital ratio was 15.97% at the end of the fourth quarter. The Company’s tangible common equity capital ratio (a non-GAAP financial measure) was 7.69% at December 30, 2011.

Asset Quality and the Provision for Credit Losses

Delinquent loans and leases (including non-performing) totaled $17.0 million at December 31, 2011, compared with $17.9 million at September 30, 2011 and $16.3 million at December 31, 2010.

Non-performing assets were $11.7 million or 0.83% of total assets at December 31, 2011, compared with $12.9 million or 0.90% of total assets at September 30, 2011 and $9.1 million or 0.63% of total assets at December 31, 2010. Included in non-performing assets at the end of the fourth quarter are non-performing loans and leases totaling $11.3 million, compared with $12.2 million and $8.5 million at September 30, 2011 and December 31, 2010, respectively. As disclosed in our third quarter 2011 earnings release and Form 10-Q, one commercial relationship totaling $3.6 million was placed on non-performing status during the third quarter. During the fourth quarter, the borrower’s business continued to weaken, which led to an increase in our impairment reserve on this relationship by $400,000 to $2.1 million, of which $1.0 million was charged off in the fourth quarter. Our exposure to this borrower, net of the write-down recorded in the fourth quarter and included in non-performing assets, was $2.0 million at December 31, 2011, and the impairment reserve remaining on this net exposure was $1.1 million at the end of the fourth quarter.

Conventional residential mortgages comprised $3.1 million (48 loans) or 27.2% of non-performing loans and leases at the end of the fourth quarter. Non-performing commercial loans and mortgages totaled $7.4 million (38 loans) or 65.9% of non-performing loans and leases and non-performing leases totaled $107,000 (5 leases) or 1.0% of non-performing loans and leases at the end of the fourth quarter.

The provision for credit losses was $800,000 in the fourth quarter, which was unchanged from the year-ago quarter and slightly higher than the third quarter of 2011. The provision for credit losses was $1.9 million in 2011, compared with $4.1 million in 2010, as net charge-offs dropped 35.2% in 2011.

Net charge-offs were $1.3 million and $1.8 million in the three months and twelve months ended December 31, 2011, respectively, compared with $583,000 and $2.8 million in the year-ago periods, respectively. Net charge-offs, annualized, equaled 0.61% and 0.21%, respectively, of average loans and leases during the three months and twelve months ended December 31, 2011, compared with 0.26% and 0.31%, in the year-ago periods, respectively. The provision for credit losses as a percentage of net charge-offs was 60% and 105%, respectively, in the quarter and year ended December 31, 2011, compared with 137% and 145%, respectively, in the year-ago periods.

The allowance for credit losses was $10.8 million at December 31, 2011, compared with $11.3 million at September 30, 2011 and $10.7 million at December 31, 2010. The ratio of the allowance for credit losses to total loans and leases was 1.24% at December 31, 2011, compared with 1.30% at September 30, 2011 and 1.19% at December 31, 2010. The ratio of the allowance for credit losses to non-performing loans and leases was 96% at December 31, 2011, compared with 93% at September 30, 2011 and 126% at December 31, 2010.

Net Interest Income

Net interest income was lower in the fourth quarter compared with the year-ago period and with the third quarter of 2011 due to a decrease in interest-earning assets and lower net interest margin, both of which were affected by weak economic conditions and low interest rates.

Net interest income totaled $10.0 million in the three months ended December 31, 2011, compared with $10.8 million in the year-ago quarter and $11.0 million in third quarter of 2011. Average interest-earning assets were $1.3 billion in the fourth quarter, which was a decrease of $16.7 million compared with the year-ago quarter, and a decrease of $22.4 million compared with the third quarter of 2011. Average securities available-for-sale decreased $12.0 million compared with the year-ago quarter, and was $55.0 million lower than the third quarter of 2011 due to a reduction in purchases of securities as a consequence of the low yields currently available in the market and a sale of securities near the end of the third quarter of 2011.

Total average loans and leases were $866.8 million or 66.9% of total interest-earning assets in the fourth quarter of 2011, compared with $891.4 million or 68.0% in the fourth quarter of 2010 and $871.1 million or 66.1% in the third quarter of 2011. Average loans and leases have been little changed in 2011 as the Company continues to sell the majority of its fixed-rate residential mortgage originations due to the exceptionally low market interest rates. Loan growth has also been constrained as weak economic conditions, coupled with business and consumer reluctance to take on additional debt, curbed loan demand. Average balances for all of the Company’s portfolios were lower in the fourth quarter compared with the year-ago quarter, except for commercial loans, which were up $33.5 million or 14.5% compared with the year-ago quarter as the Company has grown its market share.

The net interest margin on a tax-equivalent basis was 3.24% in the fourth quarter of 2011, compared with 3.45% in the year-ago quarter and 3.48% in the third quarter of 2011. A sharp increase in prepayments on the Company’s mortgage-backed securities portfolio accounted for approximately 9 and 6 basis points of the decline in margin from the third quarter and from the year-ago quarter, respectively. The Company’s interest-earning assets yield continued to decline in the third quarter as amortization of our loans and leases were reinvested at lower market yields. The Company’s cost of funds also declined, but not to the same extent as the earning assets yield because of the limited ability to further reduce deposit rates. The tax-equivalent earning assets yield declined 39 basis points in the fourth quarter compared with the year-ago quarter, and was partially offset by a 19 basis-point decrease in the cost of interest-bearing liabilities over the same period. The tax-equivalent interest-earning assets yield decreased 26 basis points in the fourth quarter compared with the third quarter of 2011, and the cost of interest-bearing liabilities decreased 2 basis points over the same period.

Net interest income for the year ended December 31, 2011 totaled $43.3 million, which was a decrease of $1.0 million compared with 2010. Average interest-earning assets were $1.3 billion in 2011, which was an increase of $15.7 million compared with 2010. Average securities available-for-sale increased $33.7 million compared with the year-ago period, which offset a decline in average loans and leases of $25.0 million.

Total average loans and leases were $872.5 million or 66.1% of total interest-earning assets in 2011 compared with $897.5 million or 68.8% in 2010. Average commercial loans outstanding increased $34.9 million or 16.0% in 2011 compared with 2010, which partially offset declines in the Company’s residential mortgage, consumer and lease portfolios.

The tax-equivalent net interest margin was 3.43% in 2011, compared with 3.55% in 2010. The tax-equivalent earning assets yield declined 41 basis points in 2011 compared with 2010, which was partially offset by a decrease in the cost of interest-bearing liabilities of 31 basis points over the same period.

Net interest income is expected to remain under pressure in coming quarters as weak economic conditions and exceptionally low interest rates will likely continue to weigh on loan growth and net interest margin.

Non-interest Income and Non-interest Expenses

Non-interest income was $5.1 million in the fourth quarter of 2011, compared with $5.9 million in the year-ago quarter and $5.9 million in the third quarter of 2011. Non-interest income in the third quarter of 2011 included gains on the sale of securities of $1.3 million, while the fourth quarter of 2010 included a gain of $815,000 on the sale of substantially all of the assets of the Company’s insurance agency subsidiary (“Agency”). Excluding security gains and the gain on the sale of the assets of the Agency, non-interest income was virtually unchanged in the fourth quarter compared with the year-ago period, but was up $468,000 compared to the third quarter of 2011, due primarily to an increase in gains on the sales of loans. Gains on the sale of loans was nearly unchanged from the year-ago quarter, but increased $416,000 from the third quarter of 2011 due to fluctuations in the volume of originations and sales of residential mortgages.

Non-interest income totaled $20.0 million in 2011 compared with $20.5 million in 2010. Investment management income increased $430,000 or 5.9% in 2011 compared with 2010 primarily as a result of the impact of changes in equity and debt markets over the past two years on the value of assets under management. Insurance agency income decreased $1.3 million due to the discontinuation of our insurance agency operations. The elimination of the operating expenses associated with our insurance agency substantially offset the revenue decline in 2011, resulting in no significant net effect on our financial results. Gains on the sale of securities available-for-sale increased to $1.3 million in 2011, compared with $308,000 in 2010 due to increased sale activity in 2011. Other non-interest income decreased $610,000 in 2011 compared to 2010 due primarily to the gain of $815,000 recognized on the sale of the Agency in 2010.

Non-interest income (excluding securities gains and the Agency sale) comprised 33.6% of total revenue in the fourth quarter, compared with 32.2% in the year-ago quarter. Non-interest income comprised 30.1% of total revenue in 2011 compared with 30.4% in the year-ago period.

Non-interest expenses were $10.6 million in the fourth quarter of 2011, compared with $11.3 million in the year-ago period and $11.1 million in the third quarter of 2011. Salaries and benefits expense decreased $310,000 or 5.3% due primarily to the discontinuation of salaries and benefits for the Agency’s employees in 2011. Professional fees decreased $253,000 or 27.5% due to a number of one-time consulting engagements in the fourth quarter of 2010. FDIC insurance expense decreased $190,000 or 46.7% compared with the fourth quarter of 2010 due to the impact of the change by the FDIC to an asset-based assessment system, which became effective in the second quarter of 2011.

Non-interest expenses were $43.6 million in 2011 compared with $44.5 million in 2010. Salaries and benefits expense decreased $417,000 or 1.9% due to the discontinuation of salaries and benefits for the Agency’s employees in 2011 partially offset by normal base salary increases and higher incentive compensation. FDIC insurance expense decreased $540,000 or 33.7% in 2011 compared with 2010 primarily due to the change implemented by the FDIC in the basis for calculating insurance premiums. Other non-interest expense increased $747,000 or 12.6% in 2011 compared with 2010 due primarily to the $555,000 write-down of bank-owned property recorded in the third quarter of 2011.

The Company’s efficiency ratio was 70.6% in the fourth quarter of 2011, compared with 71.1% in the year-ago period and 71.5% in the third quarter of 2011. The Company’s efficiency ratio was 70.4% in 2011, compared with 69.9% in 2010. The efficiency ratio, excluding the fixed asset write-down, was 69.4% in 2011.

The Company’s effective tax rate was 21.7% and 25.3% for the three months and twelve months ended December 30, 2011, respectively, compared with 26.7% and 24.6% in the year-ago periods, respectively. The Company’s effective tax rates for the three months and twelve months ended December 31, 2010 excludes the $815,000 gain on the sale of the assets of the Agency and the related tax expense of $806,000 which result from a difference in the tax basis of such assets versus the book value.

About Alliance Financial Corporation

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail, commercial and municipal banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y. and an equipment lease financing company, Alliance Leasing, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in subsequent filings with the Securities and Exchange Commission.

Contact:     Alliance Financial Corporation

                    J. Daniel Mohr, Executive Vice President and CFO

                    (315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$10,144	$11,165	$41,877	$46,168
Federal funds sold and interest bearing deposits	18	5	22	8
Securities	2,780	3,236	13,860	14,166

Total interest income	12,942	14,406	55,759	60,342

Interest expense:
Deposits:
Savings accounts	43	78	210	377
Money market accounts	338	528	1,609	2,675
Time accounts	1,335	1,584	5,673	7,216
NOW accounts	49	91	225	490

Total	1,765	2,281	7,717	10,758

Borrowings:
Repurchase agreements	206	212	825	833
FHLB advances	791	934	3,279	3,817
Junior subordinated obligations	166	161	638	645

Total interest expense	2,928	3,588	12,459	16,053

Net interest income	10,014	10,818	43,300	44,289
Provision for credit losses	800	800	1,910	4,085

Net interest income after provision for credit losses	9,214	10,018	41,390	40,204

Non-interest income:
Investment management income	1,895	1,876	7,746	7,316
Service charges on deposit accounts	1,164	1,135	4,463	4,509
Card-related fees	664	670	2,701	2,563
Insurance agency income	—	190	—	1,283
Income from bank-owned life insurance	250	262	1,018	1,058
Gain on the sale of loans	661	657	1,283	1,394
Gain on sale of securities available-for-sale	—	—	1,325	308
Other non-interest income	428	1,156	1,466	2,074

Total non-interest income	5,062	5,946	20,002	20,505

Non-interest expense:
Salaries and employee benefits	5,494	5,804	21,902	22,319
Occupancy and equipment expense	1,804	1,924	7,283	7,375
Communication expense	151	172	599	664
Office supplies and postage expense	275	284	1,142	1,158
Marketing expense	225	177	898	1,068
Amortization of intangible asset	222	258	944	1,127
Professional fees	667	920	3,087	3,250
FDIC insurance premium	217	407	1,061	1,601
Other operating expense	1,585	1,400	6,665	5,918

Total non-interest expense	10,640	11,346	43,581	44,480

Income before income tax expense	3,636	4,618	17,811	16,229
Income tax expense	791	1,825	4,514	4,605

Net income	$2,845	$2,793	$13,297	$11,624

Share and Per Share Data
Basic average common shares outstanding	4,687,802	4,646,934	4,670,052	4,619,718
Diluted average common shares outstanding	4,689,427	4,660,463	4,675,212	4,640,097
Basic earnings per common share	$0.60	$0.59	$2.80	$2.49
Diluted earnings per common share	$0.60	$0.59	$2.80	$2.48
Cash dividends declared	$0.31	$0.30	$1.22	$1.16

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	December 31, 2011	December 31, 2010
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$52,802	$32,501
Securities available-for-sale	374,306	414,410
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	8,478	8,652
Loans and leases held for sale	1,217	2,940
Total loans and leases, net of unearned income	872,721	898,537
Less allowance for credit losses	(10,769)	(10,683)

Net loans and leases	861,952	887,854

Premises and equipment, net	17,541	18,975
Accrued interest receivable	3,960	4,149
Bank-owned life insurance	29,430	28,412
Goodwill	30,844	30,844
Intangible assets, net	7,694	8,638
Other assets	20,866	17,247

Total assets	$1,409,090	$1,454,622

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$185,736	$179,918
Interest bearing	897,329	954,680

Total deposits	1,083,065	1,134,598

Borrowings	136,310	142,792
Accrued interest payable	1,578	1,391
Other liabilities	18,366	16,936
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,265,093	1,321,491

Shareholders’ equity:
Common stock	5,092	5,051
Surplus	47,147	45,620
Undivided profits	99,879	92,380
Accumulated other comprehensive income	3,951	1,713
Directors’ stock-based deferred compensation plan	(3,416)	(2,977)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	143,997	133,131

Total liabilities and shareholders’ equity	$1,409,090	$1,454,622

Common shares outstanding	4,769,241	4,729,035
Book value per common share	$30.19	$28.15
Tangible book value per common share	$22.11	$19.80

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$38,935	$19,101	$15,890	$8,823
Securities(1)	389,248	401,250	431,407	397,732
Loans and leases receivable:
Residential real estate loans(2)	323,976	343,312	329,773	351,922
Commercial loans	264,680	231,151	253,069	218,213
Leases, net of unearned income(2)	26,863	44,347	33,140	53,886
Indirect loans	160,633	180,136	165,880	182,085
Other consumer loans	90,696	92,404	90,621	91,389

Loans and leases receivable, net of unearned income	866,848	891,350	872,483	897,495

Total earning assets	1,295,031	1,311,701	1,319,780	1,304,050

Non-earning assets	134,597	139,606	132,415	137,043

Total assets	$1,429,628	$1,451,307	$1,452,195	$1,441,093

Interest bearing liabilities:
Interest bearing checking accounts	$143,643	$151,770	$147,236	$141,124
Savings accounts	105,545	101,433	106,279	99,799
Money market accounts	353,317	367,999	364,800	357,572
Time deposits	320,256	335,452	333,138	359,532
Borrowings	136,151	144,423	143,439	146,296
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,084,686	1,126,851	1,120,666	1,130,097

Non-interest bearing deposits	189,685	178,342	181,039	167,912
Other non-interest bearing liabilities	16,225	16,059	15,917	16,383

Total liabilities	1,290,596	1,321,252	1,317,622	1,314,392
Shareholders’ equity	139,032	130,055	134,573	126,701

Total liabilities and shareholders’ equity	$1,429,628	$1,451,307	$1,452,195	$1,441,093

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	December 31, 2011		September 30, 2011		December 31, 2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
Obligations of U.S. government- sponsored corporations	$3,134	$3,190	$3,320	$3,411	$4,020	$4,186
Obligations of states and political subdivisions	77,541	82,299	80,297	83,937	77,246	78,212
Mortgage-backed securities(1)	279,393	285,706	309,191	316,780	324,294	329,010

Total debt securities	360,068	371,195	392,808	404,128	405,560	411,408

Stock investments:
Equity securities	—	—	1,852	1,899	1,852	1,995
Mutual funds	3,000	3,111	3,000	3,128	1,000	1,007

Total stock investments	3,000	3,111	4,852	5,027	2,852	3,002

Total available-for-sale	$363,068	$374,306	$397,660	$409,155	$408,412	$414,410

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the United States government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	December 31, 2011		September 30, 2011		December 31, 2010
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$316,823	36.4%	$328,862	37.8%	$334,967	37.4%
Commercial loans	151,420	17.4%	137,751	15.8%	133,787	14.9%
Commercial real estate	126,863	14.6%	121,553	14.0%	116,066	13.0%
Leases, net of unearned income	25,636	3.0%	28,820	3.3%	42,466	4.8%
Indirect loans	158,813	18.3%	161,623	18.6%	176,125	19.7%
Other consumer loans	89,776	10.3%	91,289	10.5%	91,619	10.2%

Total loans and leases	869,331	100.0%	869,898	100.0%	895,030	100.0%

Net deferred loan costs	3,390		3,268		3,507
Allowance for credit losses	(10,769)		(11,294)		(10,683)

Net loans and leases	$861,952		$861,872		$887,854

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	December 31, 2011		September 30, 2011		December 31, 2010
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing checking	$185,736	17.1%	$182,103	16.4%	$179,918	15.9%
Interest bearing checking	145,885	13.5%	135,878	12.3%	151,894	13.3%

Total checking	331,621	30.6%	317,981	28.7%	331,812	29.2%

Savings	107,311	9.9%	104,800	9.5%	103,099	9.1%
Money market	330,000	30.5%	359,034	32.4%	357,885	31.5%
Time deposits	314,133	29.0%	326,246	29.4%	341,802	30.2%

Total deposits	$1,083,065	100.0%	$1,108,061	100.0%	$1,134,598	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

	December 31, 2011		September 30, 2011		December 31, 2010
Delinquent loans and leases	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$5,202	0.60%	$4,535	0.52%	$6,711	0.75%
60 days past due	584	0.06%	1,171	0.14%	1,083	0.12%
90 days past due and still accruing	—	—	—	—	19	—
Non-accrual	11,261	1.30%	12,192	1.40%	8,474	0.95%

Total	$17,047	1.96%	$17,898	2.06%	$16,287	1.82%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	December 31, 2011	September 30, 2011	December 31, 2010
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$3,062	$3,033	$3,543
Commercial loans	3,375	4,748	1,212
Commercial real estate	4,051	3,458	2,084
Leases	107	150	697
Indirect loans	293	301	212
Other consumer loans	373	502	726

Total non-accruing loans and leases	11,261	12,192	8,474
Accruing loans and leases delinquent 90 days or more	—	—	19

Total non-performing loans and leases	11,261	12,192	8,493
Other real estate and repossessed assets	485	672	652

Total non-performing assets	$11,746	$12,864	$9,145

Troubled debt restructurings not included in above	$4,001	$1,005	$1,131

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

	Three months ended December 31,		Twelve months ended December 31,
Allowance for credit losses	2011	2010	2011	2010
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$11,294	$10,466	$10,683	$9,414

Loans and leases charged-off	(1,608)	(772)	(3,171)	(3,607)
Recoveries of loans and leases previously charged-off	283	189	1,347	791

Net loans and leases charged-off	(1,325)	(583)	(1,824)	(2,816)

Provision for credit losses	800	800	1,910	4,085

Allowance for credit losses, end of period	$10,769	$10,683	$10,769	$10,683

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

	At or for the three months ended December 31,		At or for the twelve months ended December 31,
Key Ratios	2011	2010	2011	2010
Return on average assets	0.80%	0.77%	0.92%	0.81%
Return on average equity	8.19%	8.59%	9.88%	9.17%
Return on average tangible equity	11.34%	12.51%	13.91%	13.64%
Yield on earning assets	4.15%	4.54%	4.37%	4.78%
Cost of funds	1.08%	1.27%	1.11%	1.42%
Net interest margin (tax equivalent) (1)	3.24%	3.45%	3.43%	3.55%
Non-interest income to total income (2)	33.58%	32.17%	30.10%	30.44%
Efficiency ratio (3)	70.58%	71.14%	70.35%	69.86%
Common dividend payout ratio (4)	51.67%	50.85%	43.57%	46.77%
Net loans and leases charged-off to average loans and leases, annualized	0.61%	0.26%	0.21%	0.31%
Provision for credit losses to average loans and leases, annualized	0.37%	0.36%	0.22%	0.46%
Allowance for credit losses to total loans and leases	1.24%	1.19%	1.24%	1.19%
Allowance for credit losses to non-performing loans and leases	95.6%	125.8%	95.6%	125.8%
Non-performing loans and leases to total loans and leases	1.30%	0.95%	1.30%	0.95%
Non-performing assets to total assets	0.83%	0.63%	0.83%	0.63%

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2011				2010
	Fourth	Third	Second	First	Fourth
	(Dollars in thousands, except share and per share data)
Interest income	$12,942	$14,061	$14,494	$14,262	$14,406
Interest expense	2,928	3,064	3,188	3,279	3,588

Net interest income	10,014	10,997	11,306	10,983	10,818
Provision for credit losses	800	750	160	200	800

Net interest income after provision for credit losses	9,214	10,247	11,146	10,783	10,018
Other non-interest income	5,062	5,919	4,435	4,586	5,946
Other non-interest expense	10,640	11,139	10,823	10,979	11,346

Income before income tax expense	3,636	5,027	4,758	4,390	4,618
Income tax expense	791	1,360	1,279	1,084	1,825

Net income	$2,845	$3,667	$3,479	$3,306	$2,793

Stock and related per share data
Basic earnings per common share	$0.60	$0.77	$0.73	$0.70	$0.59
Diluted earnings per common share	$0.60	$0.77	$0.73	$0.70	$0.59
Basic weighted average common shares outstanding	4,687,802	4,667,355	4,662,752	4,662,044	4,646,934
Diluted weighted average common shares outstanding	4,689,427	4,673,908	4,670,530	4,670,674	4,660,463
Cash dividends paid per common share	$0.31	$0.31	$0.30	$0.30	$0.30
Common dividend payout ratio(1)	51.67%	40.26%	41.10%	42.86%	50.85%
Common book value	$30.19	$30.15	$29.53	$28.45	$28.15
Tangible common book value(2)	$22.11	$21.99	$21.31	$20.18	$19.80

Capital Ratios
Holding Company
Tier 1 leverage ratio	9.09%	8.80%	8.52%	8.37%	8.28%
Tier 1 risk based capital	14.71%	14.42%	14.02%	13.80%	13.41%
Tier 1 risk based common capital(3)	11.81%	11.52%	11.13%	10.90%	10.54%
Total risk based capital	15.97%	15.68%	15.26%	15.03%	14.63%
Tangible common equity to tangible assets(4)	7.69%	7.50%	7.04%	6.70%	6.62%

Bank
Tier 1 leverage ratio	8.50%	8.25%	7.94%	7.79%	7.72%
Tier 1 risk based capital	13.80%	13.58%	13.12%	12.90%	12.54%
Total risk based capital	15.05%	14.84%	14.37%	14.15%	13.78%

Selected ratios
Return on average assets	0.80%	1.01%	0.95%	0.90%	0.77%
Return on average equity	8.19%	10.69%	10.45%	10.27%	8.59%
Return on average tangible common equity	11.34%	14.91%	14.80%	14.80%	12.51%
Yield on earning assets	4.15%	4.41%	4.49%	4.43%	4.54%
Cost of funds	1.08%	1.10%	1.12%	1.15%	1.27%
Net interest margin (tax equivalent)(5)	3.24%	3.48%	3.53%	3.44%	3.45%
Non-interest income to total income(6)	33.58%	29.47%	28.17%	29.46%	32.17%
Efficiency ratio(7)	70.58%	71.45%	68.76%	70.52%	71.14%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.61%	0.06%	0.07%	0.09%	0.26%
Provision for credit losses to average loans and leases, annualized	0.37%	0.34%	0.07%	0.09%	0.36%
Allowance for credit losses to total loans and leases	1.24%	1.30%	1.21%	1.22%	1.19%
Allowance for credit losses to non-performing loans and leases	95.6%	92.6%	128.1%	132.5%	125.8%
Non-performing loans and leases to total loans and leases	1.30%	1.40%	0.95%	0.92%	0.95%
Non-performing assets to total assets	0.83%	0.90%	0.63%	0.59%	0.63%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	Tier 1 capital excluding junior subordinated obligations issued to unconsolidated trusts divided by total risk-adjusted assets
(4)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2010	December 31, 2010
	(Dollars in thousands)
Total assets	$1,409,090	$1,430,783	$1,475,425	$1,469,176	$1,454,622
Less: Goodwill and intangible assets, net	38,538	38,760	39,000	39,241	39,482

Tangible assets (non-GAAP)	1,370,552	1,392,023	1,436,425	1,429,935	1,415,140

Total Common Equity	143,997	143,137	140,134	135,028	133,131
Less: Goodwill and intangible assets, net	38,538	38,760	39,000	39,241	39,482

Tangible Common Equity (non-GAAP)	105,459	104,377	101,134	95,787	93,649

Total Equity/Total Assets	10.22%	10.00%	9.50%	9.19%	9.15%
Tangible Common Equity/Tangible Assets (non-GAAP)	7.69%	7.50%	7.04%	6.70%	6.62%

(5)	Tax equivalent net interest income divided by average earning assets
(6)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(7)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)